Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433 and 333-199304) and Forms S-3 (File Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333-177793, and 333-201826) of ZIOPHARM Oncology, Inc. of our report dated February 16, 2017 relating to our audit of the financial statements of ZIOPHARM Oncology, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern) and the effectiveness of internal control over financial reporting of ZIOPHARM Oncology, Inc. appearing in this Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

February 16, 2017